UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): June 17, 2005

                             EARTHSHELL CORPORATION
             (Exact name of registrant as specified in its charter)

                  DELAWARE                           333-13287               77-0322379
        (State or other jurisdiction          (Commission File Number)    (I.R.S. Employer
     of incorporation or organization)                                   Identification No.)
3916 State St. Suite 110, Santa Barbara, CA            93105
  (Address of Principal Executive Offices)           (Zip Code)


                                  805-563-7590
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On June 17, 2005, Earthshell Corporation (the "COMPANY") entered into a Sublicense Agreement (the "RPI SUBLICENSE AGREEMENT") with ReNewable Products, Inc. ("RPI"), a newly formed subsidiary of Thompson Street Capital Partners ("THOMPSON STREET"), dated May 19, 2005 pursuant to which the Company granted RPI an exclusive license to produce plates, bowls, and certain other EarthShell products incorporating the Company's technology and to sell these products in the retail and governmental market segments in the United States. The Company has been advised that RPI has already received $6 million of an initial $12 million funding commitment from Thompson Street in order to begin production of Earthshell Packaging products. The RPI Sublicense Agreement requires RPI to pay the Company a royalty equal to 20% of RPI's net sales, not to exceed 50% of RPI's gross margin. The parties separately agreed that the effectiveness of the RPI Sublicense Agreement would be conditioned upon the effectiveness of the agreements described in the balance of this Item 1.01 and Item 1.02.

         On June 17, 2005, the Company, RPI and RPI's sole stockholder, Renewable Products, LLC ("RPI LLC"), entered into an Agreement and Plan of Merger (the "AGREEMENT") which contemplates the Company's eventual acquisition of RPI in exchange for 8 million shares of the Company's Series C Convertible Preferred Stock (the "SERIES C STOCK") at such time as the following conditions, among others, are achieved: (a) RPI's procurement, installation and start-up of 16 manufacturing modules for producing the Company's product, which equipment is to be designed to produce an aggregate of approximately $16 million of EarthShell products per year, (b) RPI's establishment of plant facilities to support the full commercial operations of such machines, (c) RPI's receipt of funding to support additional working capital needs of $1 million, (d) RPI's receipt of at least $12 million of capital to purchase the machines described above and (e) the 20% royalty described above having become payable and either accrued or paid to the Company pursuant to the RPI Sublicense Agreement. At such time as the conditions to the transactions contemplated by the Agreement are met, a valuation of RPI will be obtained and the Company will acquire RPI pursuant to the terms of the Agreement in exchange for 8 million shares of Series C Stock, as described above. The Series C Stock will be convertible on a share for share basis into 8 million shares of the Company's common stock which will be subject to registration rights.

         The Company's press release announcing its relationship with RPI is attached as exhibit 99.1.

ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

         To enable the Company to enter into the RPI Sublicense Agreement, on June 8, 2005, the Company entered into a letter agreement with Meridian Business Solutions Ltd. ("MBS") terminating its Sublicense Agreement (the "MBS SUBLICENSE AGREEMENT") dated as of May 13, 2004. At the time the letter agreement was executed, MBS had not yet implemented the sublicense granted to it under the MBS Sublicense Agreement. The parties separately agreed that the effectiveness of the termination would be conditioned upon the effectiveness of the agreements with RPI described in Item 1.01 above. The Company has entered into additional sublicense agreements with MBS covering non-competing technologies in other markets and territories than those covered by the past MBS Sublicense Agreement and the present RPI Sublicense Agreement. The effectiveness of such sublicense agreements is expressly conditioned upon the satisfaction of certain conditions before July 31, 2005, including the receipt by the Company of $2.6 million in technology fees and other payments.

FORWARD-LOOKING STATEMENTS

         This filing may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.


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

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a) Not applicable

(b) Not applicable

(c) Exhibits:

      99.1 Press Release, dated June 17, 2005 entitled "Earthshell Corporation Signs New Licensee, Renewable Products Inc. (RPI)"



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

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              EarthShell Corporation

Date: June 23, 2005                           By: /s/ D. SCOTT HOUSTON
                                                  --------------------
                                                  Name:  D. Scott Houston
                                                  Title: Chief Financial Officer



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

                                INDEX TO EXHIBITS

     NO.       DESCRIPTION

    99.1 Press Release, dated June 17 2005 entitled "Earthshell Corporation Signs New Licensee, Renewable Products Inc. (RPI)"



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